Exhibit 99.1

CONTACTS: INVESTORS AND ANALYSTS: Tim Leveridge The Coca-Cola Company T: +1 404.676.7563 Judy Sfetcu PondelWilkinson Inc. T: +1 310.279.5980	MEDIA: Petro Kacur The Coca-Cola Company T: +1 404.676.2683 tcccpressinquiries@coca-cola.com Evan Pondel PondelWilkinson Inc. T: +1 310.279.5980

THE COCA-COLA COMPANY AND MONSTER BEVERAGE

CORPORATION CLOSE ON PREVIOUSLY ANNOUNCED

STRATEGIC PARTNERSHIP

ATLANTA and CORONA, CA., June 12, 2015 — The Coca-Cola Company (NYSE: KO) and Monster Beverage Corporation (NASDAQ: MNST) announced today the closing of the previously announced strategic partnership related to an equity investment, business transfers and expanded distribution in the global energy drink category.  As a result of the transaction, The Coca-Cola Company now owns an approximate 16.7% stake in Monster.

The Coca-Cola Company transferred ownership of its worldwide energy business, including NOS, Full Throttle, Burn, Mother, BU, Gladiator, Samurai, Nalu, BPM, Play and Power Play, Ultra and Relentless, to Monster, and Monster transferred its non-energy business, including Hansen’s Natural Sodas, Peace Tea, Hubert’s Lemonade and Hansen’s Juice Products, to The Coca-Cola Company.

Since the transaction was announced, Monster and The Coca-Cola Company and its bottlers have amended their distribution arrangements in the U.S. and Canada by expanding into additional territories and entering into long-term agreements.  The Coca-Cola Company also has become Monster’s preferred global distribution partner with new international distribution commitments already in place with bottlers in Germany and Norway.

In connection with the closing, The Coca-Cola Company made a net cash payment of approximately $2.15 billion to Monster.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 20 billion-dollar brands including, Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, POWERADE, Minute Maid, Simply, Georgia, Dasani, FUZE TEA and Del Valle.  Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit
Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

About Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS, Full Throttle, Burn, Mother, BU, Gladiator, Samurai, Nalu, BPM, Power Play™, Ultra and Relentless. For more information, visit www.monsterbevcorp.com.

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